Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

AEye, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)	30,865,419	$5.11	$157,722,291.09	$0.0000927	$14,620.86

	Total Offering Amounts							$14,620.86

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,620.86

(1)

Represents 302,634 shares of common stock previously issued to the Selling Stockholder named herein and 30,562,785 shares of common stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is $5.11, which is the average of the high and low prices of the Common Stock on April 29, 2022 on the Nasdaq Capital Market.